UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Trinity Place Holdings Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TRINITY PLACE HOLDINGS INC.
717 Fifth Avenue, Suite 1303
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Trinity Place Holdings Inc., a Delaware corporation (the “Company”), will be held at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York on June 16, 2016 beginning at 10:00 am (local time) for the following purposes:

1.	The election of Alexander C. Matina and Marina Shevrytalova as Class II members of our Board of Directors by the holders of our Common Stock and the election of Joanne M. Minieri as a Class II member of the Board of Directors by the holder of our Special Stock;
2.	The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016 by the holders of our Common Stock; and
3.	The transaction of such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

We are first mailing this proxy statement, the accompanying proxy card and our Transition Report on Form 10-KT for the ten months ended December 31, 2015 on or about May 5, 2016 to persons who were stockholders of record at the close of business on April 25, 2016, the record date for the Annual Meeting. Only stockholders of record at the close of business on April 25, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. A complete list of those stockholders entitled to vote at the Annual Meeting will be made available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of at least ten days prior to the Annual Meeting at our principal executive offices and at the Annual Meeting.

A proxy for use at the Annual Meeting in the form attached to this notice is being solicited by and on behalf of the Board of Directors of the Company from the holders of our Common Stock. Stockholders with shares registered in their name or with appropriate documents may withdraw their proxies at the meeting in the event they attend the meeting and desire to vote in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

To obtain directions to attend the meeting and vote in person, please telephone the Company at (212) 235-2190.

By order of the Board of Directors,

/s/ Richard Pyontek

Richard Pyontek
Corporate Secretary

New York, New York
April 29, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 16, 2016:

The Notice of Annual Meeting of Stockholders, Proxy Statement and our Transition Report
on Form 10-KT for the ten months ended December 31, 2015 will be available on or about April 29, 2016 through the Financials link on our website at
www.trinityplaceholdings.com

i

717 Fifth Avenue, Suite 1303
New York, New York 10022

PROXY STATEMENT

This proxy statement is furnished to stockholders of Trinity Place Holdings Inc. (the “Company”, “we” or “us”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company (the “Board of Directors” or “Board”) for use in voting at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036, on Thursday, June 16, 2016, at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about May 5, 2016.

FREQUENTLY ASKED QUESTIONS ABOUT
OUR PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:	You are receiving these materials because you were a stockholder of Trinity Place Holdings Inc. at the close of business on April 25, 2016, the date for determining those persons entitled to notice of, and to vote at, the Annual Meeting.
Q:	What am I voting on?
A:	Holders of Common Stock are being asked to vote on the following proposals:
•	The election of Alexander C. Matina and Marina Shevrytalova as Class II members of the Board of Directors;
•	The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016; and
•	Such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

If you are a holder of Special Stock, you are being asked to vote on the election of Joanne M. Minieri as a Class II member of the Board of Directors.

As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting.

Q:	Who can vote?
A:	The right of the holders of our securities to vote at the meeting is as follows:

Election of two directors by the holders of our Common Stock.  The first proposal to be considered at the meeting is the election of Alexander C. Matina and Marina Shevrytalova as Class II members of the Board of Directors by the holders of our Common Stock. All persons that own shares of our Common Stock directly in their name as the stockholder of record are entitled to cast one vote for each share owned. As of April 25, 2016, there were 25,477,422 shares of Common Stock outstanding and entitled to vote.

Election of one director by the holder of our Special Stock.  In addition, one of the matters to be considered at the meeting by the holder of our Special Stock is the election of Joanne M. Minieri as a Class II member of the Board of Directors. The holder of the Special Stock is entitled to cast one vote for each share owned. As of April 25, 2016, there was 1 share of Special Stock outstanding and entitled to vote.

Ratification of the appointment of BDO USA, LLP.  The second proposal to be considered at the meeting is the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the calendar year ending December 31, 2016. All persons that own shares of our Common Stock directly in their name as the stockholder of record are entitled to cast one vote for each share owned.

Other matters.  The holders of Common Stock will have the right to vote on other matters properly brought before the meeting. With respect to these matters, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held.

If you are a beneficial owner of stock who holds shares indirectly, such as through a broker, bank or other nominee, you should follow instructions from the record owner of your shares in order to vote your shares.

Q:	What if my shares are registered in more than one person’s name?
A:	If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy must be given and a certificate must be furnished showing evidence of appointment.
Q:	How do I vote?
A:	You have two alternative methods to cast your vote. You may vote:
•	By completing, signing and returning the proxy card; or
•	By attending the Annual Meeting and voting in person.

Instructions for voting by mail are set forth on the proxy card. Please follow the instructions carefully.

Q:	What happens if I don’t give specific voting instructions on my proxy card?
A:	If you are a stockholder of record and submit a signed proxy card but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendation of the Board. If currently unanticipated matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

If you hold your shares in street name with a broker, bank or other nominee and do not provide specific voting instructions, the broker, bank or other nominee holding your shares can generally vote the shares on routine matters, but cannot vote the shares on non-routine matters. At the Annual Meeting, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is considered a routine matter, and the other proposals which are scheduled to be voted on, or which may be properly presented at the meeting for a vote, are considered non-routine matters. If the broker, bank or other nominee holding your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee holding your shares will inform the inspector of elections that it does not have authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Shares represented by broker non-votes will be counted in determining the existence of a quorum, but are not deemed entitled to vote and, therefore, will have no effect on the outcome of the voting and such broker non-votes will not be included in the number of shares present in person or by proxy and entitled to vote on the matter from which the number of votes required for approval is calculated.

Q:	Can I change my mind after I vote?
A:	Yes, you can change your vote at any time before the polls close at the Annual Meeting. There are three methods by which you can effect a change in your vote:
•	Give written notice to the Corporate Secretary at the address of the Company’s principal executive offices specified on the first page of this proxy statement;
•	Deliver a later-dated proxy; or
•	Vote in person at the Annual Meeting.
Q:	Can I vote at the Annual Meeting?
A:	Yes, if you attend the Annual Meeting in person. Even if you plan to be present at the Annual Meeting, we urge you to vote your shares by proxy. If you vote your shares by proxy, you can change your mind and vote your shares at the Annual Meeting if you attend in person. If you are a beneficial owner of stock who holds shares indirectly through a broker, bank or other nominee, you must obtain a legal “proxy” from the record owner of your shares in order to vote in person.
Q:	How many shares must be present to conduct business at the Annual Meeting?
A:	If the single outstanding share of Special Stock as well as a majority of the outstanding shares of Common Stock entitled to vote at the meeting are present in person or by proxy, sufficient shares will be present at the Annual Meeting to conduct business on all proposals. With respect to the election of Alexander C. Matina and Marina Shevrytalova as Class II members of the Board of Directors, a majority of the outstanding shares of our Common Stock entitled to vote at the meeting must be present in person or by proxy to constitute sufficient shares for the transaction of business. With respect to the election of Joanne M. Minieri as a Class II member of the Board of Directors by the holder of our Special Stock, the single outstanding share of Special Stock must be present in person or by proxy to conduct business on that proposal. With respect to the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, a majority of the outstanding shares of our Common Stock entitled to vote at the meeting must be present in person or by proxy to constitute sufficient shares for the transaction of business on that proposal. These are typically referred to as quorum requirements.
Q:	How many votes are needed to elect directors?
A:	Directors are elected by a plurality of the votes cast in the election of directors, either in person or by proxy. The Board of Directors consists of six directors. At the Annual Meeting, the holders of our Common Stock will be asked to vote on the election of two directors and the holder of our Special Stock will be asked to vote on the election of one director. In each case, the nominees who receive the largest number of “FOR” votes cast, up to the number of directors to be elected by such class of stock, will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes have no effect on the outcome of director elections.
Q:	How many votes are needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm?
A:	Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the matter. In accordance with Delaware law, only votes cast “FOR” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against the matter. As noted above, the ratification of the appointment of BDO USA, LLP is considered a routine matter under applicable rules, and therefore no broker non-votes are expected in connection with this proposal.

Q:	Who will pay the cost of soliciting votes for the Annual Meeting?
A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its Transfer Agent, brokerage firms and other persons representing beneficial owners of shares of our Common Stock for their expenses in forwarding solicitation material to such beneficial owners.
Q:	Is my vote confidential?
A:	Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed by the inspector of election except where disclosure is required by applicable law, disclosure of your vote is expressly requested by you or we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced following the Annual Meeting.
Q:	Why did I receive more than one set of printed materials?
A:	If you received more than one set of printed materials, then you have multiple accounts with brokers or our Transfer Agent. Please vote all of these shares. We also recommend that you contact your broker or our Transfer Agent, as applicable, to consolidate as many accounts as possible under the same name and address. Our Transfer Agent is American Stock Transfer & Trust Company, LLC, which can be contacted by telephone at (718) 921-8200.
Q:	How do I get electronic access to the proxy materials?
A:	Our proxy statement and Transition Report on Form 10-KT for the ten months ended December 31, 2015 are also available on our website at www.trinityplaceholdings.com under the Financials tab.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary results at the Annual Meeting and publish preliminary, or final if available, results in a Current Report on Form 8-K within four business days after the Annual Meeting.

MATTERS SUBMITTED TO STOCKHOLDERS

PROPOSAL 1 — ELECTION OF DIRECTORS

We currently have six members on our Board of Directors. Under our Certificate of Incorporation, the Board is divided into two classes, as nearly equal in number as possible, designated Class I and Class II. Each director serves for a term ending on the date of the second annual meeting following the annual meeting at which such director was elected and until the election and qualification of their respective successors in offices. There are no familial relationships among our directors and/or executive officers.

Two of the Class II director nominees, Alexander C. Matina and Marina Shevrytalova, are proposed for election by the holders of Common Stock at the Annual Meeting to hold office until the annual meeting of stockholders in 2018 and until their respective successors are duly elected and qualified or their earlier resignation or removal. The holder of the Company’s Special Stock is entitled to elect the third Class II director, and is expected to elect Joanne M. Minieri as the “Special Stock Director” defined in the Company’s Certificate of Incorporation, to hold office until the annual meeting of stockholders in 2018 and until her successor is duly elected and qualified or her earlier resignation or removal.

On or about March 8, 2016, a General Unsecured Claim Satisfaction (as defined in the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, or the Plan) occurred. Upon the occurrence of the General Unsecured Claim Satisfaction, the share of Series A Preferred Stock was automatically redeemed and, pursuant to the terms of our Certificate of Incorporation, the terms of the Series A Director, Alan Cohen, and Independent Director, Keith Pattiz, automatically terminated; Messrs. Cohen and Pattiz ceased to be directors of the Company and the size of the Board was automatically reduced to three. Subsequently, the Board of Directors increased the size of the Board of Directors to six, and appointed each of Alan Cohen, Keith Pattiz and Matthew Messinger as Class I Directors to fill the three vacancies resulting from the increase of the size of the Board from three to six, for terms ending at the 2017 annual meeting of stockholders and to hold office until their successors are elected and qualified or until their earlier resignation or removal.

The Company’s Certificate of Incorporation provides that on the first date that Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (“Third Avenue”), no longer meets the Special Stock Ownership Threshold of 2,345,000 shares of Common Stock, the term of the Special Stock Director will automatically terminate, the person formerly holding such directorship will cease to be a director of the Company and the size of the Board of Directors will be automatically reduced by one directorship. Immediately following such reduction, the size of the Board of Directors will automatically be increased by one directorship, which will be a director elected by the holders of Common Stock.

Each nominee has indicated to the Company that he or she will serve if elected. We do not anticipate that any nominee will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board of Directors.

Director Biographies

Biographical information regarding each Class II director nominee proposed for election by the holders of Common Stock at the Annual Meeting follows. The age of each nominee is as of the date of the Annual Meeting.

Class II Director Elected by Holders of Common Stock (term expiring in 2018)

Name of Director	Age	Business Experience and Other Information
Alexander C. Matina	39	Mr. Matina has served as a director of the Company since April 11, 2013 and is the Chairman of the Board. He was initially elected by the two directors of the Company then serving as the directors elected by the holders of Common Stock pursuant to the Company’s by-laws. He is the Vice President of Investments for MFP Investors, LLC, the family office of Michael F. Price, which has a value-investing focus across public and private markets. Mr. Matina also serves as a director of S&W Seed Company, a publicly traded agricultural company.
		Qualifications and Skills: Mr. Matina brings a strong finance background to the Company, including experience with bankruptcies and private equity. Mr. Matina serves as an adjunct professor of financial modeling at Fordham University. Prior to joining MFP Investors, LLC in 2007, Mr. Matina served in various roles at Balance Asset Management, a multi-strategy hedge fund, and as a senior associate at Altus Capital Partners, a middle market private equity fund. He was previously a principal at 747 Capital, a private equity fund-of-funds, and a financial analyst at Salomon Smith Barney in the financial sponsors group of the investment banking division.
Marina Shevyrtalova	39	Ms. Shevyrtalova has served as a director of the Company since September 14, 2012. Ms. Shevyrtalova was initially elected to the Company’s Board of Directors by the parties that backstopped the rights offering conducted by Syms Corp. in connection with its emergence from bankruptcy. She is currently the Portfolio Manager and a member of the Investment Committee at DS Advisors, LLC.
		Qualifications and Skills: Prior to joining DS Advisors, Ms. Shevyrtalova was part of the investment team at Barington Capital Group, an investment firm experienced in taking active roles in assisting companies in creating and improving stockholder value. From 2003 to 2007, Ms. Shevyrtalova was a Vice President at Lehman Brothers in its Equity Capital Management Group, where she focused on investing in undervalued equities, special situations and turnarounds. Ms. Shevyrtalova is a graduate of the Harvard Business School.

Biographical information regarding each other director follows. The age of each director is as of the date of the Annual Meeting.

Class II Director Elected by Holder of Special Stock (term expiring in 2018)

Name of Director	Age	Business Experience and Other Information
Joanne M. Minieri	56	Ms. Minieri has served as a director of the Company since November 8, 2013 and serves as the Chair of the Board’s Audit Committee. She was appointed by Third Avenue, a major investor in the Company. Ms. Minieri serves as the “Special Stock Director”, who is elected by the holder of the Special Stock pursuant to the Company’s Certificate of Incorporation. She is the Deputy County Executive of Suffolk County, New York and Commissioner for Suffolk County Economic Development and Planning.
		Qualifications and Skills: Previously, Ms. Minieri served as President and Chief Operating Officer of Forest City Ratner Companies (“FCRC”), a wholly owned subsidiary of Forest City Enterprises (“FCE”). She originally joined FCRC as its Chief Financial Officer in 1995, and was promoted to Executive Vice President and Chief Operating Officer in 1998 and to President and Chief Operating Officer in 2007. Ms. Minieri is the Chairman of the Suffolk County IDA and the Suffolk County Economic Development Corp. She also serves on the Board of the Suffolk County Land Bank as Vice Chairman, formed in 2014. Ms. Minieri is a certified public accountant.

Class I Directors Elected by Holders of Common Stock (term expiring in 2017)

Name of Director	Age	Business Experience and Other Information
Matthew Messinger	44	Mr. Messinger has been the President and CEO of the Company since October 2013 and has served as a director of the Company since March 9, 2016.
		Qualifications and Skills: Prior to joining the Company, Mr. Messinger served as the Executive Vice President and Director of Investment Management at FCRC, a wholly owned subsidiary of FCE, where he served for more than 18 years. In this role, Mr. Messinger led the New York Investment Committee of FCRC and served on the Investment Committee and Executive Management Committee of FCE. Mr. Messinger brings extensive development, asset management, finance, strategic planning and tax credit structuring experience across a wide range of asset classes including retail, hotel, residential, office, arena and professional sports teams.
Alan Cohen	79	Mr. Cohen has served as a director of the Company since September 14, 2012. Mr. Cohen was initially elected to the Board of Directors by the Official Committee of Unsecured Creditors of Syms Corp. Mr. Cohen is the Chairman of Abacus Advisors LLC, a business advisory firm.
		Qualifications and Skills: Mr. Cohen is the Chairman of Abacus Advisors and has more than 30 years’ experience working with distressed businesses in all aspects of their management and operations, serving as a consultant and advisor to numerous Fortune 500 companies and many leading banks and financial institutions. He has been an active participant in seminars on turnaround management and has lectured extensively on restructuring and asset-based lending. Mr. Cohen has served as a trustee, chief restructuring officer, and consultant in various chapter 11 cases, state court proceedings, and out-of-court restructurings for companies including The Towers Financial Corporation, County Seat Stores, 47th Street Photo, Russ Togs and Aileen, Inc.

Name of Director	Age	Business Experience and Other Information
Keith Pattiz	63	Mr. Pattiz has served as a director of the Company since November 5, 2013. Mr. Pattiz is a partner in the law firm of McDermott Will & Emery LLP, where he serves as head of the real estate group.
		Qualifications and Skills: Mr. Pattiz has extensive experience in a wide range of real estate matters, including commercial leasing, financing, sales and acquisitions, hotel transactions and real estate workout matters.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Governance Role of the Board of Directors

Our business and affairs are managed under the direction of the Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved for our stockholders. The Board establishes overall corporate policies, evaluates our chief executive officer and senior leadership team, and acts as an advisor and counselor to management. The Board also oversees our business strategy and planning, as well as the performance of management in executing our comprehensive business plan and managing our day-to-day operations.

Board Leadership Structure

The offices of Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company are separated. Mr. Matina has been appointed as Chairman of the Company’s Board of Directors and Mr. Messinger is the Company’s Chief Executive Officer. The Company does not have a fixed policy with respect to the separation of the offices of the Chairman and Chief Executive Officer of the Company. We believe that the separation of these offices is currently appropriate and that it is in our best interests to make these determinations from time to time.

Board Role in Oversight of Risk

The Board of Directors is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Audit Committee. Each member of the management team has direct access to the Board and the Audit Committee to ensure that all risk issues are frequently and openly communicated. The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, the Board regularly reviews the Company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

In addition, financial risks are overseen by our Audit Committee, which meets separately with representatives of our independent auditors to determine whether any material financial risks or any deficiencies in our internal controls over financial reporting have been identified and, if so, the executive management team’s plans to rectify or mitigate these risks. The Audit Committee also oversees risks related to the Company’s financial statements, the financial reporting process and accounting matters.

Our Board and Audit Committee have access at all times to the Company’s management to discuss any matters of interest, including those related to risk. Those members of our executive management team who are most knowledgeable of the issues facing the Company also regularly attend Board and Audit Committee meetings to provide additional insight into items being discussed, including risk exposures. We believe that our Board leadership structure enables senior management to communicate identified risks to our Board and Audit Committee and affords a free flow of communication regarding risk identification and mitigation.

Director Independence

The Board of Directors has determined that each member of the Board, other than Mr. Messinger, is “independent” in accordance with Section 803A of the NYSE MKT Company Guide.

Board of Directors Meetings and Attendance

The Board of Directors held five meetings in the ten months ended December 31, 2015 (a ten month transition period as a result of the change in our fiscal year effective with the year ended December 31, 2015). All of the directors attended at least 75% of the total of all meetings of the Board and Board committees on which they served during the ten months ended December 31, 2015. Each director is expected to attend annual meetings of stockholders.

Audit Committee

The Company’s Audit Committee consists of five directors (Joanne Minieri, Alexander Matina, Alan Cohen, Keith Pattiz and Marina Shevyrtalova) and is responsible for fulfilling the Board’s responsibilities as they relate to the Company’s financial oversight functions such as accounting policies, internal controls and financial reporting practices. The Board of Directors has determined that Ms. Minieri is an “audit committee financial expert,” as that term is used in Item 407 of Regulation S-K promulgated under the Exchange Act. The Board of Directors has determined that each of the current members of the Audit Committee is independent under Section 803A of the NYSE MKT Company Guide, meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act and satisfies the other Audit Committee membership requirements specified in Section 803B of the NYSE MKT Company Guide. The Audit Committee held three meetings during the ten months ended December 31, 2015. The Audit Committee operates under a written charter. A copy of the Audit Committee charter is available on our website at www.trinityplaceholdings.com under the Financials tab and may also be obtained without charge by written request to Investor Relations, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, including the matters described in the statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP, as required by applicable requirements of the PCAOB, regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with BDO USA, LLP its independence.

Based on the Audit Committee’s review of and discussions regarding the Company’s audited consolidated financial statements and the Company’s internal control over financial reporting with management, the Company’s internal auditors and the independent registered public accounting firm and the other reviews and discussions with the independent registered public accounting firm referred to in the preceding paragraph, subject to the limitations on the Audit Committee’s roles and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Transition Report on Form 10-KT for the ten months ended December 31, 2015 for filing with the SEC.

Respectfully submitted,

Joanne M. Minieri, Chairman
Alan Cohen
Alexander C. Matina
Keith Pattiz
Marina Shevrytalova

Director Nomination Process

The Company does not currently have a standing nominating committee or other committee performing similar functions, nor have we adopted a nominating committee charter. Under Section 804 of the NYSE MKT Company Guide, in the absence of a nominating committee, Board of Director nominations may be either selected, or recommended for the Board’s selection, by a majority of the independent directors of the Board. Given our size, available resources and that the NYSE MKT does not require us to have a nominating committee, the Board of Directors has determined that it is in the Company’s best interest to have the independent directors (Matina, Cohen, Pattiz, Minieri and Shevyrtalova) participate in the consideration of director nominees and, where applicable, composition of Board committees.

The Board has adopted director nominating procedures. Under these procedures, in general, the independent directors will develop criteria for evaluating prospective candidates to the Board and committees, including any specific minimum qualifications and any specific qualities or skills necessary for one or more directors to possess. Among such other criteria as the independent directors may from time to time determine appropriate, when the independent directors determine that expansion of the Board or replacement of a director, or the establishment or expansion of a committee, or replacement of a committee member, is necessary or appropriate, the independent directors will conduct candidate interviews, which may be with members of management, consult with the candidate’s associates and through other means determine a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues and other matters of relevance to the Board or applicable committee, and the willingness and ability of the candidate to engage in meaningful and constructive discussion regarding Company issues. While diversity may contribute to this overall evaluation, it is not considered by the independent directors as a separate or independent factor in identifying nominees for director.

The Company may identify candidates through recommendations made by directors, senior management or other third parties. The independent directors will consider director candidates recommended to the Board by stockholders during such times as the Company is actively considering appointing new directors. Candidates recommended by stockholders will be evaluated based on the same criteria described above.

The independent directors will recommend those individuals that they determine should be nominees for election or re-election to the Board at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders, or otherwise appointed to the Board or any committee thereof (with authority for final approval remaining with the independent directors). Stockholders desiring to suggest a candidate for consideration by the independent directors must do so in accordance with the Company’s bylaws and the securities laws, and should send a letter to the attention of the Company’s Secretary, at the Company’s principal executive offices, 717 Fifth Avenue, Suite 1303, New York, New York 10022, and include: (a) a statement that the writer is a stockholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be a director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected. Because of the small size of the Company and the limited need to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the independent directors, and no undertaking to do so is implied by the willingness to consider candidates proposed by stockholders.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or any of its subsidiaries is or will be a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity controlled by any of the foregoing or in which any of the foregoing is employed, has or will have a direct or indirect interest, other than the following:

•	Any employment by the Company of an executive officer of the Company or any of its subsidiaries if (i) the related compensation is reported in the Company’s proxy statement under Item 402 of Regulation S-K (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of

Regulation S-K if the executive officer was a “named executive officer,” and the Company’s compensation committee or comparable body approved (or recommended that the Board approve) such compensation.
•	Any compensation paid to a member of the Board if the compensation is reported in the Company’s proxy statement under Item 402 of Regulation S-K.
•	Any transaction with another company at which a related party’s only relationship is as (i) an employee other than an executive officer or director, (ii) a beneficial owner of less than 10%, together with his or her Immediate Family Members, of that company’s outstanding equity, or (iii) in the case of partnerships, a limited partner, if the limited partner, together with his or her immediate family members, has an interest of less than 10% and the limited partner does not hold another position in the partnership.
•	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $100,000 or two percent of the charitable organization’s total revenues.
•	Any transaction where the related party’s interest arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis.
•	Indemnification and advancement of expenses made pursuant to the Company’s Certificate of Incorporation or Bylaws or pursuant to any agreement.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions, subject to reporting at the next Audit Committee meeting any such approval or ratification.

Transactions with Related Persons

Since the beginning of our last fiscal year, there has been no transaction (and no transaction is currently proposed), in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Compensation Processes and Procedures

The Board of Directors does not have a compensation committee; rather, decisions with regard to the compensation of directors and executive officers are made by the independent directors (Messrs. Matina, Cohen and Pattiz, and Ms. Minieri and Ms. Shevyrtalova) based upon such directors’ determination of what salaries and level of equity-based compensation is necessary to attract and retain key personnel. The Board believes this is appropriate given the Company’s size and the stage of its development. The Board has not engaged a compensation consultant.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s independent directors perform the functions of a compensation committee. None of the independent directors of the Company have ever been employed by the Company. None of the Company’s executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on the Company’s Board of Directors.

Director Compensation

The Company’s director compensation policy provides for an annual payment to each director who is not an employee of the Company of $60,000, plus reimbursement of reasonable expenses incurred in connection with attending meetings. During the ten months ended December 31, 2015, no directors were employees of the Company and each director was paid total fees of $45,000.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	30,000		—	770,000
Equity compensation plans not approved by security holders	1,352,794	(1)	—	1,304,172	(2)
Total	1,382,794		—	2,074,172

(1)	Includes (i) 1,327,377 restricted stock units (“RSUs”) issued pursuant to the employment agreement between the Company and Matthew Messinger, (ii) 6,250 RSUs issued pursuant to an RSU agreement between the Company and Richard Pyontek and (iii) an aggregate of 19,167 RSUs issued pursuant to RSU agreements between the Company and two employees. See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer” and See “Executive Compensation — Compensation of Other Named Executive Officers.”
(2)	RSUs that may become issuable upon satisfaction of certain criteria pursuant to the employment agreement between the Company and Matthew Messinger. See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer.”

Communications with the Board of Directors

Any interested parties desiring to communicate with the Board of Directors regarding the Company may directly contact such directors by delivering such correspondence to such directors (or the entire Board) in care of the Company’s Corporate Secretary at Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of the Chairman, Audit Committee, Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022 or to our outside legal counsel at Kramer Levin & Frankel LLP, Attn.: Managing Attorney re Trinity Place Holdings Inc., 1177 Avenue of the Americas, New York, New York 10036.

Outside Advisors

Our Board of Directors and Audit Committee may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Code of Ethics

The Company maintains a code of ethics applicable to the Company’s principal executive officer and senior financial and professional personnel (including the Company’s principal financial officer, principal accounting officer or controller and persons performing similar functions). The Company’s code of ethics is posted on our website at www.trinityplaceholdings.com under the Financials tab. In the event we have any amendments to or waivers from any provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and all persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The directors, executive officers and greater than 10% common stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and representations from certain reporting persons, the Company believes that during the ten month transition period ended December 31, 2015 all filing requirements were satisfied.

EXECUTIVE OFFICERS

Biographical information regarding each of our executive officers follows. The age of each executive officer is as of the date of the Annual Meeting.

Name	Age	Business Experience and Other Information
Matthew Messinger President and Chief Executive Officer	44	See Election of Directors above.
Steven Kahn Chief Financial Officer	50	Mr. Kahn has been the Chief Financial Officer since September 21, 2015.

		Qualifications and Skills: Prior to joining the Company, Mr. Kahn served as the Chief Financial Officer and Treasurer of United Realty Trust Incorporated, a public non-traded real estate investment trust, or REIT, from May 2014 to August 2015; and as SVP Director of Financial Reporting and Tax at SL Green Realty Corp (NYSE:SLG), a listed REIT, from 1999 to 2013. Mr. Kahn served as a senior manager at PricewaterhouseCoopers, LLP, specializing in real estate, from January 1998 through November 1999 and in a similar capacity at Deloitte & Touche LLP from September 1989 through January 1998. Mr. Kahn is a Certified Public Accountant.
Richard G. Pyontek Chief Accounting Officer, Treasurer and Secretary	48	Mr. Pyontek has been the Chief Accounting Officer since September 21, 2015. Mr. Pyontek served as Chief Financial Officer of the Company from October 10, 2012 until September 21, 2015. Mr. Pyontek served as Director of Accounting and Reporting for the Company from July 2011 until his election as Chief Financial Officer.
		Qualifications and Skills: Before joining Syms Corp., Mr. Pyontek served as Director of Accounting and Reporting at Ashley Stewart, Inc., a women’s clothing retailer, during the time of its bankruptcy filing and turnaround from 2009 to 2011; as Controller at The Vitamin Shoppe, a retailer of health and nutrition supplements, from 2005 to 2008; and as Director of Finance at Party City Corporation, a retailer of party supplies and gifts, from 2003 to 2005. Earlier in his career, Mr. Pyontek held senior accounting and reporting roles at Linens ‘n Things and at KPMG LLP. Mr. Pyontek is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides compensation information for our chief executive officer, our chief financial officer and our chief accounting officer and former chief financial officer for our 10 month transitional period ended December 31, 2015. These individuals, to whom we refer collectively as our “named executive officers” or “NEOs” as determined under the SEC disclosure rules, are:

•	Matthew Messinger, president and chief executive officer;
•	Steven Kahn, chief financial officer; and
•	Richard Pyontek, chief accounting officer, treasurer and secretary, and former chief financial officer.

Effective beginning with the period ended on December 31, 2015, we converted our fiscal year to the calendar 12 months ending December 31. As a result, our fiscal year was shortened from 12 months to a 10 month transition period from March 1, 2015 to December 31, 2015.

Features of Our Executive Compensation

Key features of our 2015 executive compensation align the interests of our NEOs with the long-term interests of our stockholders and help reduce the possibility of our NEOs making business decisions that promote short-term or individual compensation results over long-term stockholder value. In particular, our program focuses on the following:

•	Alignment of CEO pay with stockholder value. Most of our CEO’s compensation consists of long-term equity incentives that vest over a period of years and are then settled over an additional period, extending through 2023, which we believe provides a strong incentive to focus on long-term stockholder value creation. Approximately 70% of Mr. Messinger’s compensation for 2015, as set forth in the Summary Compensation Table below (which measures the grant date value of equity awards), was in the form of RSUs.
•	Management retention. Compensation for executives is designed to assist in management retention by providing time-based vesting for certain long-term equity compensation.

Oversight of Executive Compensation

The Company’s executive compensation is administered by the independent directors of the Board of Directors. During the 10-month transition period covered by the accompanying Transition Report on Form 10-KT, as well as the prior periods reflected in the transition report, all members of the Board were independent. The independent directors are responsible for determining the compensation of the executives of the Company, including the named executive officers, and for overseeing the Company’s executive compensation and benefits programs. The independent directors take into account a variety of factors including recommendations of the chief executive officer on compensation actions for officers (other than the chief executive officer), the ability and appropriate incentives to create long term stockholder value, contractual commitments, market practices and trends and the regulatory environment.

As part of determining an appropriate compensation package, the independent directors review and consider the risk profile associated with each such package. The independent directors do not set specific targets for compensation levels but instead review each element of compensation independently and determine the appropriate amount for each element for each NEO, as discussed below. Within the framework of the programs approved by independent directors, management provides input to the independent directors on compensation actions for executive officers and key select employees based on their evaluation of individual and Company performance. In making decisions regarding the compensation for the named executive officers, the independent directors focus primarily on the executive officer’s individual performance and overall Company performance as well as incentives and retention needs and the overall business environment.

Stock Incentive Plan

On September 9, 2015, the Board adopted the Trinity Place Holdings Inc. 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”). The 2015 Stock Incentive Plan authorizes the grants of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and shares of unrestricted stock (collectively, the “Awards”). The 2015 Stock Incentive Plan and the awards thereunder serve as an important element of the total compensation package of certain employees of the Company, providing Awards that are subject to achievement of specified performance goals, in order to retain persons whose efforts are expected to facilitate the long-term growth and profitability of the Company. Prior to the adoption of the 2015 Stock Incentive Plan, the Company granted equity awards on an individually-negotiated basis. As such, most of the equity awards outstanding as of December 31, 2015, including all of Mr. Messinger’s equity awards, which were made pursuant to our employment agreement with him, as amended, were granted prior to the adoption of the 2015 Stock Incentive Plan.

Say on Pay

We held our first advisory vote on the compensation of our named executive officers (“say on pay vote”) at our annual meeting of stockholders on August 18, 2015. At that meeting, our stockholders passed a resolution approving the compensation of our named executive officers, with approximately 86.3% of the stockholders entitled to vote and present in person or by proxy at the 2015 annual meeting, voting in favor of the resolution, including the negative effect of abstentions. Overall, the Board of Directors believes that this strong stockholder support is evidence that our executive compensation is appropriately structured and aligned with stockholder interests.

We also held our first advisory vote on the frequency of future say on pay votes at our annual meeting of stockholders on August 18, 2015. In accordance with the recommendation of the holders of the Company’s common stock, the Board of Directors of the Company has decided to include an advisory stockholder vote on the compensation of the Company’s named executive officers in its proxy materials every three years until the next required advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, which will occur no later than the Company’s annual meeting of stockholders in 2021.

Elements of Executive Compensation for 2015

We believe that the compensation packages of our executive officers, including our named executive officers, provide an appropriate blend of fixed and variable compensation with greater emphasis on long-term incentives.

Compensation of Matthew Messinger, President and Chief Executive Officer

The Company hired and entered into an employment agreement with Mr. Messinger to serve as our Chief Executive Officer and President on October 1, 2013, in conjunction with the initial investment by Third Avenue in the Company. Mr. Messinger was hired with a view toward stabilizing and enhancing the chief executive officer role following the emergence of the Company’s predecessor from bankruptcy proceedings in 2012, and being instrumental in formulating and executing our long-term strategy. Mr. Messinger’s employment agreement was amended on September 11, 2015.

Mr. Messinger’s employment with the Company has been and continues to be critical to our success. Since his hiring, Mr. Messinger led the Company in negotiating favorable resolutions in respect of outstanding claims, culminating in significant savings for the Company and a general unsecured claims satisfaction under the Plan. In addition, under his leadership the Company sold various assets, including the Company’s former headquarters, at prices substantially greater than previously anticipated. Together, these actions have resulted in both the successful repayment of the Company’s claimholders, as well as increased residual value for the Company’s stockholders. Since Mr. Messinger was hired, the price of the Company’s common stock has increased from a volume weighted average price of $3.85 per share during the month of September 2013 to a volume weighted average price of $7.28 per share during the month of April 2016.

Mr. Messinger has been instrumental in the Company’s execution of its principal strategic objectives, including the following during 2015:

•	Substantial repayment of and reduction in claims liabilities and positioning the Company to complete its payment obligations under the Plan (which occurred in March 2016);
•	Continuing significant ongoing work related to the development and/or redevelopment of the Company’s remaining four real estate properties including proceeding with pre-development work on 77 Greenwich, and working with the New York City School Construction Authority to refine the framework for the proposed construction of a public school on the lower floors of 77 Greenwich;
•	Signing several leases, including Walmart Marketplace and Tire Kingdom, at the West Palm Beach, Florida property at rents 23.4% higher than the previously in-place rents;
•	Obtaining a loan of $40 million to facilitate the payment of the Company’s remaining obligations under the Plan and to provide for working capital needs;
•	Completion of a successful $30 million common stock rights offering, which resulted in a meaningful cash position for the Company;
•	Amendment of the Company’s charter to provide for measures designed to help the Company preserve the use of its significant net operating losses;
•	Listing of the Company’s shares of common stock for trading on the NYSE MKT LLC; and
•	Continuing ongoing work related to the Company’s intellectual property assets, including launching an on-line marketplace at FilenesBasement.com.

The following table lists and describes the purpose of the key elements of Mr. Messinger’s compensation, as provided under the terms of his employment agreement, as amended:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Discretionary Annual Cash Bonus	Discretionary cash payment based on performance and contribution to the Company	To motivate executive officer to achieve the Company’s annual strategic and financial goals
Long-Term Equity Based Compensation	Performance-based share awards with multi-year vesting periods	To align long-term interests of executive and stockholders to increase the value of the Company and provide appropriate balance of at-risk compensation

Base Salary

Under the terms of Mr. Messinger’s employment agreement, his base salary was initially $700,000 per year. Effective January 1, 2016, his base salary was increased to $750,000 pursuant to the terms of the amendment to the employment agreement.

Annual Cash Bonus

Mr. Messinger’s employment agreement provides that the Board may, in its sole discretion, award Mr. Messinger an annual cash bonus, taking into account the performance of the Company and Mr. Messinger during such year. The annual cash bonus is designed to reward Mr. Messinger for the achievement of the Company’s short-term financial and strategic goals while taking into account the risk profile of the Company. Mr. Messinger was awarded a bonus of $500,000 with respect to the period ended December 31, 2015.

Long-Term Equity-Based Compensation

A key component of Mr. Messinger’s compensation is long-term equity based compensation in the form of restricted stock units, or RSUs. The long-term equity-based compensation was principally negotiated at the time that we hired Mr. Messinger, with a view toward ensuring the alignment of his interests with those of the

Company’s creditors following the emergence of the Company from bankruptcy, by tying the vesting and settlement of his long-term equity-based compensation to payments made to the Company’s creditors in accordance with the terms of the Plan. This structure also ensured the conservation of the Company’s cash by providing for most of Mr. Messinger’s compensation in the form of long-term equity, as well as aligning Mr. Messinger’s interests with those of the Company’s stockholders by providing him with significant equity ownership in the Company, the value of which is tied to the Company’s success following the repayment of the Company’s creditors in accordance with the terms of the Plan.

Under the terms of his original employment agreement, Mr. Messinger received the following RSU Awards in 2015 and early 2016:

•	An RSU Award covering 363,095 shares of Common Stock was granted on March 31, 2015; and
•	An RSU Award covering 363,095 shares of Common Stock was granted on January 28, 2016. This RSU Award was subject to payments of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment (each as defined in the Plan) on or prior to December 31, 2015. This condition was not met, but the independent directors determined that Mr. Messinger nevertheless should be granted the RSU Award because the Company had sufficient cash on hand to make such payment and the Company was in the process of negotiating a positive resolution with the former Majority Shareholder (the payment was made on or about March 14, 2016).
•	The RSU Awards vest in three equal annual installments on the first three anniversaries of the respective grant dates, and are subject to other conditions, including Mr. Messinger’s continued employment on the applicable vesting dates, as set forth in the employment agreement, as amended, and the form of RSU Award agreement.

The 2015 amendment to Mr. Messinger’s employment agreement also provides for additional grants of RSUs as follows:

•	An RSU Award covering 250,000 shares of Common Stock was made to Mr. Messinger on January 28, 2016, which will vest in equal tranches on December 31, 2018, 2019 and 2020;
•	Five annual RSU Awards, each covering 30,000 shares of Common Stock, to be granted on December 31, 2015 through 2019, with each grant to vest on the first three anniversaries of the date of grant. The first such grant (with respect to December 31, 2015) was made on January 28, 2016, and will vest pro-rata on December 31, 2017, 2018 and 2019; and
•	An RSU Award covering 541,074 shares was made to Mr. Messinger on January 28, 2016. The original employment agreement included a commitment of the Company to consider additional RSU awards whenever the Company raises capital through the sale of additional equity securities. In lieu of the ongoing general commitment to consider additional RSU awards on each future sale of equity securities, the amended employment agreement provides for a single additional RSU grant with respect to the first such sale of additional equity securities, in an amount necessary to maintain Mr. Messinger’s proportionate ownership interest in the Company’s shares. The Company consummated its previously announced backstopped common stock rights offering on December 8, 2015, which resulted in the issuance of 5,000,000 shares of the Company’s common stock. As a result, on January 28, 2016, the Company granted Mr. Messinger RSUs covering an aggregate of 541,074 shares, representing 0.248362 (the percentage that the outstanding shares of the Company were increased by the rights offering) multiplied by 2,178,570, the number of RSUs granted to Mr. Messinger under the original employment agreement.

For additional information regarding certain provisions of Mr. Messinger’s equity awards, see “— Potential Payments Upon Termination or Change in Control.”

Compensation of our other Named Executive Officers

On September 16, 2015, the Company entered into an employment agreement with Steven Kahn to serve as Chief Financial Officer of the Company, effective as of September 21, 2015. On June 24, 2011, Syms Corp. entered into an offer letter with Richard Pyontek, who has served with the Company and its predecessor since the period prior to the bankruptcy proceedings.

The following table lists and describes the purpose of the key elements of the compensation of Messrs. Kahn and Pyontek’s compensation.

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Discretionary cash bonus	Discretionary cash payment based on performance and contribution to the Company	To motivate executive officers to achieve individual and corporate goals
Restricted stock awards	Discretionary equity awards with multi-year vesting periods; awards are based on performance and contribution to the Company	To align long-term interests of executives and stockholders to increase the value of the Company and provide appropriate balance of at-risk compensation

For additional information regarding certain provisions of each named executive officer’s employment arrangement, see “— Potential Payments Upon Termination or Change in Control.”

Base Salary

Base salaries for Messrs. Kahn and Pyontek are designed to compensate each executive for the experience, education, personal qualities and other qualifications of the executive that are essential to the specific role the executive serves within our Company, while remaining competitive in the labor market.

The independent directors, with the assistance of Mr. Messinger, generally review salaries in the early part of each year and, if appropriate adjusts them to reflect changes in considerations and to remain competitive in the labor market.

Under the terms of his employment agreement, Mr. Kahn receives an initial annual base salary of $290,000. Mr. Pyontek receives an annual base salary of $164,000.

Discretionary Cash Bonuses

Discretionary cash bonuses for executive officers are designed to attract and retain officer talent. Our named executive officers other than the CEO are eligible to receive annual discretionary cash bonuses as determined by the independent directors. The determination of the amounts of such discretionary bonuses is based on the past, present and expected future contributions of such individual to the overall success of the Company. Factors considered in evaluating those contributions include, among other things: overall individual performance, overall organizational performance, individual contribution to organizational performance, successful completion of projects or initiatives and level of individual responsibilities.

In accordance with his employment agreement, Mr. Kahn received a pro-rated cash bonus of $25,000 for 2015, based on his September 2015 employment commencement date, which was paid in 2016. Mr. Pyontek received a cash bonus for his performance and contributions to the Company in 2015 in the amount of $53,333, which was paid in 2016.

Restricted Stock Awards

The Company believes that restricted stock awards reward the achievement of long-term goals, align the interest of executives with those of stockholders, foster employee stock ownership and promote stability among our executives. Restricted stock awards granted on or after September 9, 2015 are granted pursuant to the terms of the 2015 Stock Incentive Plan. These awards generally vest in two equal annual installments, starting on the first anniversary of the grant date, subject to the applicable executive’s continued employment through such dates.

On March 20, 2014, the Company entered into an RSU agreement with Mr. Pyontek, effective as of January 6, 2014, pursuant to which Mr. Pyontek was granted an award of 12,500 RSUs, with one-half of the RSUs vesting on each of January 6, 2015 and January 6, 2016, subject to Mr. Pyontek’s continued employment on the applicable vesting dates.

In accordance with his employment agreement, Mr. Kahn was granted an award of 30,000 RSUs, with one-third of the RSUs vesting on each of September 21, 2016, September 21, 2017 and September 21, 2018, subject to Mr. Kahn’s continued employment on the applicable vesting dates.

For additional information regarding certain provision the named executive officers’ equity awards, see “— Potential Payments Upon Termination or Change in Control.”

Limited Perquisites

The Company provides limited perquisites. Our named executive officers as well as all of our full-time employees are eligible to participate in our 401(k) retirement plan under which we provide a matching feature.

Tax Implications

The independent directors take into consideration the requirements for a public company in order to maintain tax deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. It is possible, however, that awards intended to qualify for such tax deduction may not do so. Moreover, the independent directors may, in certain circumstances, approve compensation arrangements that include compensation which is not tax deductible.

Compensation Committee Report

The following report of the independent directors of the Board of Directors acting as a compensation committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The independent directors of the Board of Directors acting as a compensation committee have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, hereby authorize the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Alexander C. Matina, Chairman
Alan Cohen
Joanne Minieri
Keith Pattiz
Marina Shevyrtalova

Summary Compensation Table

The following table and footnotes set forth information for the ten month transition period from March 1, 2015 to December 31, 2015 (fiscal year 2015) and the fiscal years ended February 28, 2015 (fiscal year 2014), March 1, 2014 (fiscal year 2013) and March 2, 2013 (fiscal year 2012) concerning the compensation of (i) each person who served as our principal executive officer during the fiscal year ended December 31, 2015 and (ii) the only other executive officer of the Company, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2015 (collectively referred to as the “named executive officers”).

Name and Principal Position	Fiscal Year		Salary		Bonus		Stock Award		All Other Compensation		Total
Matthew Messinger President and Chief Executive Officer	2015		$592,308	(15)	$500,000	(15)	$2,559,820	(1)	$10,598	(4)	$3,662,726
	2014		$700,000		$250,000		$7,787,196	(2)	$14,067	(5)	$8,751,263
	2013	(6)	$296,154		$—		$1,250,000	(3)	$14,500	(7)	$1,560,654
Steven Kahn Chief Financial Officer	2015	(8)	$78,077	(9)	$25,000	(9)	$201,000	(1)	$5,159	(10)	$309,236

Richard Pyontek Chief Accounting Officer, Treasurer and Secretary(11)	2015		$138,769	(15)	$53,333	(15)	$—		$7,790	(12)	$199,892
	2014		$160,615		$53,333		$—		$9,808	(13)	$223,756
	2013		$160,000		$53,333		$84,375	(3)	$—		$297,708
	2012		$160,000		$67,500	(14)	$—		$—		$227,500

(1)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 12, “Stock-Based Compensation” of the Company’s financial statements in the Transition Report on Form 10-KT for the ten months ended December 31, 2015.
(2)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 12, “Stock-Based Compensation” of the Company’s financial statements in the Annual Report on Form 10-K for the year ended February 28, 2015.
(3)	The amount reflected in the table represents the aggregate grant date fair value of stock awards granted and calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions refer to Note 8, “Stock-Based Compensation” of the Company’s financial statements in the Annual Report on Form 10-K for the year ended March 1, 2014.
(4)	The amount shown includes $2,036 for life insurance premiums and $8,562 for 401(k) plan matching contributions.
(5)	The amount shown includes $2,036 for life insurance premiums and $12,031 for 401(k) plan matching contributions.
(6)	Mr. Messinger's employment with the Company commenced on October 1, 2013.
(7)	Represents amounts reimbursed to Mr. Messinger for legal services regarding his employment contract.
(8)	Mr. Kahn's employment with the Company commenced on September 21, 2015.
(9)	Represents Mr. Kahn's pro-rated annual salary based on an annual salary of $290,000 and a pro-tated bonus based on his start date of September 21, 2015.
(10)	The amount shown includes $474 for life insurance premiums and $4,685 for 401(k) plan matching contributions.
(11)	As of September 21, 2015, Richard Pyontek ceased to serve as Chief Financial Officer of the Company. Mr. Pyontek continues to serve as Chief Accounting Officer of the Company.
(12)	The amount shown includes $2,491 for life insurance premiums and $5,299 for 401(k) plan matching contributions.
(13)	The amount shown includes $2,399 for life insurance premiums and $7,409 for 401(k) plan matching contributions.

(14)	The amount shown represents a bonus paid of $67,500 in fiscal 2012 under the Company's Key Employee Incentive Plan (“KEIP”), which was adopted to encourage certain executives to stay at Syms Corp. during its bankruptcy proceedings.
(15)	Pro-rated for the ten-month transition period.

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the ten months ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Award
Matthew Messinger	3/31/2015	363,095	$2,559,820	(1)
Steven Kahn	9/21/2015	30,000	$201,000	(2)
Richard Pyontek		—	$—

(1)	The grant date fair value for RSUs is measured based on the closing price of our common stock on the date of grant. The closing price of our common stock on March 31, 2015 as quoted by the OTCBB was $7.05.
(2)	The closing price of our common stock on September 21, 2015 as quoted by the OTCBB was $6.70.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to outstanding equity awards for each named executive officer outstanding as of December 31, 2015.

Named Executive Officer	Number of Units of Stock that have not Vested		Market Value of Units of Stock that have not Vested ($)(4)
Matthew Messinger	1,164,681	(1)	$7,139,495
Steven Kahn	30,000	(2)	$183,900
Richard Pyontek	6,250	(3)	$38,313

(1)	Pursuant to his employment agreement, Mr. Messinger has received five grants of restricted stock units (the “RSU Awards”). See “Executive Compensation — Compensation of Matthew Messinger, President and Chief Executive Officer.” Each grant vests over three years. The vesting and settlement dates of Mr. Messinger’s RSU Awards are as follows, subject to the terms of his employment agreement:

Vesting Date	Number of RSUs	Settlement Date
March 31, 2016	400,794	317,460 RSUs within 30 days of vesting
		41,667 RSUs two years after vesting
		41,667 RSUs seven years after vesting
December 31, 2016	121,032	79,365 RSUs within 30 days of vesting
		41,667 RSUs seven years after vesting
March 31, 2017	400,793	317,460 RSUs within 30 days of vesting
		83,333 RSUs two years after vesting
December 31, 2017	121,031	79,365 RSUs within 30 days of vesting
		41,666 RSUs two years after vesting
March 31, 2018	121,031	79,365 RSUs within 30 days of vesting
		41,666 RSUs two years after vesting

(2)	Granted pursuant to an RSU agreement dated as of September 21, 2015. The RSUs vest in 10,000 share increments on September 21, 2016, September 21, 2017 and September 21, 2018, subject to the terms of the RSU agreement.
(3)	Granted pursuant to an RSU agreement dated as of March 20, 2014, effective as of January 6, 2014. The RSUs vested on January 6, 2016, pursuant to the terms of the RSU agreement.
(4)	Calculated based on $6.13 per share, which was the closing market price per share of the Company’s Common Stock as reported on the NYSE MKT on December 31, 2015.

Stock Vested in 2015

The following table shows information regarding stock awards that vested during the ten months ended December 31, 2015.

Named Executive Officer	Stock Awards	Value Realized on Vesting ($)
Number of Shares Acquired on Vesting (#)
Matthew Messinger	400,794	$2,714,248
Steven Kahn	—	$—
Richard Pyontek	—	$—

Potential Payments Upon Termination or Change in Control

Matthew Messinger

In the event Mr. Messinger’s employment is terminated by the Company other than for cause, death or disability or if Mr. Messinger terminates his employment for good reason (as such terms are defined in the employment agreement), subject to his execution of a release of claims, he would be entitled to the following: (i) a lump sum payment equal to (1) the number of full twelve month periods Mr. Messinger was employed multiplied by (2) the sum of (i) six months base salary and (ii) 50% of the average bonus paid to Mr. Messinger for the three calendar years (or lesser number of years Mr. Messinger was employed as of the date of termination), subject to a minimum and a maximum amount of $350,000 and $2,800,000, respectively, (ii) acceleration of vesting of any unvested RSU Award and any other equity awards that have been granted as of the date of termination, (iii) to the extent Mr. Messinger has not been granted all the RSU Awards provided for in the amended employment agreement, the grant and immediate vesting of RSU Awards covering 30,000 shares, and (iv) payment of an amount equal to the monthly premium for COBRA continuation coverage under the Company’s health, dental and vision plans for eighteen (18) months. If such termination of employment occurs within 60 days prior to or within 12 months following a change of control (as that term is defined in the employment agreement), Mr. Messinger will also be entitled to the grant and immediate vesting of any RSU Awards that have not been granted as of the date of termination.

In the event that Mr. Messinger’s employment terminates due to his death or disability, the portion of any outstanding RSU Awards that would have vested during the 24-month period immediately following the termination of employment, will become vested as of the date of termination of employment.

The following describes the estimated amounts Mr. Messinger would have received if the termination event specified had occurred at December 31, 2015.

	Voluntary Resignation or Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/Change in Control)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$1,450,000	$1,450,000	$—
Bonus for Year of Termination	—	500,000	500,000	500,000
Total Cash Payments	$—	$1,950,000	$1,950,000	$500,000
Benefits & Perquisites
Health and Welfare Benefits	$—	$52,728	$52,728	$52,728
Total Benefits & Perquisites	$—	$52,728	$52,728	$52,728
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)		$13,407,652	$14,143,252	$9,961,465
Total Value of Accelerated Equity Awards	$—	$13,407,652	$14,143,252	$9,961,465
Total Value of Payments and Benefits	$—	$15,410,380	$16,145,980	$10,514,193

(A)	Calculated based on $6.13 per share, which was the closing market price per share of the Company’s Common Stock as reported on the NYSE MKT on December 31, 2015.

Steven Kahn

In the event Mr. Kahn’s employment is terminated by the Company without cause (as defined in the employment agreement), the portion of the RSUs that would have vested on the vesting date immediately following such termination shall vest. In the event Mr. Kahn’s employment is terminated by the Company without cause within six months following a change of control of the Company (as defined in the RSU agreement), all of the unvested RSUs will immediately vest. If Mr. Kahn’s employment is terminated by the Company without cause (as reasonably determined by the Company), the Company will pay Mr. Kahn a minimum severance amount equal to the product of his weekly salary multiplied by 12.

The following describes the estimated amounts Mr. Kahn would have received if the termination event specified had occurred at December 31, 2015.

	Voluntary Resignation of Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/Change in Control)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$66,923	$66,923	$—
Pro Rata Bonus for Year of Termination	—	—	—	—
Total Cash Payments	$—	$66,923	$66,923	$—
Benefits & Perquisites
Health and Welfare Benefits	$—	$—	$—	$—
Total Benefits & Perquisites	$—	$—	$—	$—
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)	$—	$61,300	$183,900	$—
Total Value of Accelerated Equity Awards	$—	$61,300	$183,900	$—
Total Value of Payments and Benefits	$—	$128,223	$250,823	$—

(A)	Calculated based on $6.13 per share, which was the closing market price per share of the Company’s Common Stock as reported on the NYSE MKT on December 31, 2015.

Richard Pyontek

In the event Mr. Pyontek’s employment is terminated by the Company without cause (as defined in the RSU agreement), all of his unvested RSUs will vest immediately. In accordance with his offer letter, Mr. Pyontek is entitled to severance equal to three months base salary should his employment be terminated without cause due to the sale of the Company.

The following describes the estimated amounts Mr. Pyontek would have received if the termination event specified had occurred at December 31, 2015.

	Termination for Cause or Without Good Reason	Termination Without Cause or for Good Reason	Termination Without Cause (w/Sale of the Company)	Termination Due to Death or Disability
Cash Payments
Severance Bonus Amount	$—	$—	$41,000	—
Bonus for Year of Termination	—	53,333	53,333	—
Total Cash Payments	$—	$53,333	$94,333	$—
Benefits & Perquisites
Health and Welfare Benefits	$—	$—	$—	$—
Total Benefits & Perquisites	$—	$—	$—	$—
Long-Term Incentive Compensation
Value of Accelerated RSUs(A)	$—	$38,313	$38,313	$—
Total Value of Accelerated Equity Awards	$—	$38,313	$38,313	$—
Total Value of Payments and Benefits	$—	$91,646	$132,646	$—

(A)	Calculated based on $6.13 per share, which was the closing market price per share of the Company’s Common Stock as reported on the NYSE MKT on December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Company’s voting securities as of April 25, 2016 of (i) each person known to the Company to beneficially own more than 5% of the Company’s voting securities, (ii) each director of the Company, (iii) each named executive officer and (iv) all directors and executive officers of the Company as a group. The column entitled “Percent of Class” shows the percentage of the applicable class of voting securities beneficially owned by each listed party. To the Company’s knowledge, each person has sole investment and voting power, except where indicated otherwise. Except as set forth in the table below, no director or executive officer of the Company personally owns any shares of the Company’s voting securities.

Ownership of Common Stock

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class(2)
Executive Officers and Directors
Matthew Messinger	450,211		1.8%
Steven Kahn	0		*
Richard Pyontek	8,914		*
Joanne M. Minieri	75,000		*
Keith Pattiz	3,200		*
All Executive Officers and Directors as a Group (8 Persons)	537,325		2.1%
Greater than 5% Stockholders
Marcato Capital Management, LLC One Montgomery Street, Suite 3250 San Francisco, CA 94104	4,723,471	(3)	18.5%
Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund 622 Third Avenue New York, NY 10017	4,206,285	(4)	16.5%
MFP Partners, L.P. 667 Madison Avenue, 25th Floor New York, New York 10065	2,920,577	(5)	11.5%
DS Fund I LLC 1001 Brickell Bay Dr., Suite 3102A Miami, FL 33131	2,881,504	(6)	11.3%
Franklin Resources, Inc. One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	1,498,034	(7)	5.9%

*	Represents less than 1% of the shares outstanding.
(1)	The business address of the individuals named in this table is c/o Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022.
(2)	As of April 25, 2016, a total of 25,477,422 shares of Common Stock were outstanding.
(3)	All information regarding Marcato Capital Management, LLC (“Marcato”) is based on information disclosed in a Statement on Schedule 13D/A filed with the Securities and Exchange Commission on November 19, 2012. Marcato is an investment adviser that serves as general partner of Marcato, L.P. and Marcato II, L.P., and as investment manager of Marcato International Master Fund, Ltd. Richard McGuire III is the managing member of Marcato Capital Management, LLC.

(4)	All information regarding Third Avenue is based on information disclosed in a Statement on Schedule 13D filed with the Securities and Exchange Commission on October 11, 2013. Third Avenue is an affiliate of M.J. Whitman LLC, a registered broker-dealer. Third Avenue Management LLC is a registered investment advisor that acts as an adviser to clients including Third Avenue, an investment company registered under the Investment Company Act of 1940, with respect to which it acts as direct adviser. Third Avenue Management LLC has sole voting and dispositive power over all of the shares. Joanne M. Minieri, a director of the Company, was appointed by Third Avenue.
(5)	All information regarding MFP Partners, LP (“MFP”) is based on information disclosed in a Statement on Schedule 13D/A filed with the Securities and Exchange Commission on December 11, 2015. MFP Investors LLC is the general partner of MFP. Michael F. Price is the managing partner of MFP and the managing member and controlling person of MFP Investors LLC. Alexander C. Matina, a director of the Company, is Vice President of Investments of MFP Investors LLC.
(6)	All information regarding DS Fund I LLC (“DS Fund”) is based on information disclosed in a Statement on Schedule 13D/A filed with the Securities and Exchange Commission on September 24, 2012 and a Form 4 filed on December 8, 2015. DS Fund is an investment entity. DS Fund is ultimately owned by Bharat Desai and Neerja Sethi through an intervening limited liability company, DS Investco LLC. Marina Shevyrtalova, a director of the Company, is the Portfolio Manager and a member of the Investment Committee at DS Advisors, LLC, a related entity.
(7)	All information regarding Franklin Resources, Inc. (“Franklin”) is based on information disclosed in a Statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of Franklin. Charles Johnson and Rupert Johnson are the principal shareholders of Franklin but each disclaims beneficial ownership of the securities listed above

Ownership of Special Stock

The following table sets forth as of April 25, 2016, the name and address of the holder of the one share of the Company’s Special Stock.

Title of Class	Beneficial Owner	Number of Shares of Special Stock Beneficially Owned	Percent of Class
Special Stock	Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund 622 Third Avenue New York, NY 10017	1	100%

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016, subject to ratification by our stockholders at the Annual Meeting. Should BDO USA, LLP be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. Representatives of the firm of BDO USA, LLP, our independent registered public accounting firm for the ten months ended December 31, 2015, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders, if any.

Fees Paid to Independent Registered Public Accounting Firm for 2015 and 2014

The following is a summary of the fees billed to us by BDO USA, LLP for professional services rendered for fiscal 2015 and fiscal 2014:

	Fiscal Year Ended
Fees Category	December 31, 2015	February 28, 2015
Audit Fee	$180,000	$252,500
Audit Related Fees	$32,990	$13,014
Tax	$23,000	$23,000
Total Fees	$235,990	$288,514

Audit Fees

BDO USA, LLP billed aggregate fees of approximately $180,000 for professional services rendered for the audit of the Company’s financial statements for the ten months ended December 31, 2015, the audit of internal controls and the reviews of the financial statements included in the Company’s Forms 10-Q during this period. BDO USA, LLP billed aggregate fees of approximately $252,500 for professional services rendered for the audit of the Company’s fiscal 2014 financial statements, the audit of internal controls and the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2014.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. BDO USA, LLP billed approximately $32,990 and $13,014 for audit-related fees for fiscal 2015 and 2014, respectively. The fees for the ten months ended December 31, 2015 related to amendments to the Company’s Registration Statement on Form S-3 filing related to the Third Avenue purchase of the Company’s common stock, the Registration Statement on Form S-8 filing related to the Trinity Place Holdings Inc. 2015 Stock Incentive Plan, the Registration Statement on Form S-3 related to the Company’s common stock rights offering and consultation related to Code Section 382. The fees for fiscal 2014 relate to the Company’s updated Registration Statement on Form S-1 filing related to the Third Avenue purchase of the Company’s common stock.

Tax Fees

BDO USA, LLP billed approximately $23,000 and $23,000 in fees during the ten months ended December 31, 2015 and fiscal 2014, respectively, for tax compliance, tax advice and tax planning.

All Other Fees

The “audit fees,” “audit-related fees,” and “tax fees” mentioned above are the only fees billed by BDO USA, LLP during the ten months ended December 31, 2015 and fiscal year 2014.

Pre-Approval Policy

Pursuant to the rules and regulations of the Securities and Exchange Commission, before the Company’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Company’s Audit Committee or entered into pursuant to a pre-approval policy. The Audit Committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chair of the Audit Committee the authority to amend or modify the list of pre-approved non-audit services and fees. The Chair will report action she has taken to the Audit Committee at the Audit Committee’s next scheduled meeting. The Audit Committee may also delegate pre-approval authority to one or more of its members, who shall report any pre-approval decisions to the Audit Committee at the Audit Committee’s next scheduled meeting. All audit and non-audit services performed by BDO USA, LLP were pre-approved by the Company’s Audit Committee during the ten months ended December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2016

OTHER MATTERS

Our Board knows of no other matters that may be properly presented for consideration by the stockholders at the Annual Meeting. If any other matters do properly come before the meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

In addition to the proxy statement and proxy card, a copy of the Company’s 2015 Transition Report for the ten months ended December 31, 2015 is enclosed. The Transition Report on Form 10-KT for the ten months ended December 31, 2015, which includes our audited consolidated financial statements, is being furnished to you without the exhibits thereto. You can write to our Corporate Secretary at 717 Fifth Avenue, Suite 1303, New York, New York 10022, or telephone us at (212) 235-2190 for additional copies of our Transition Report on Form 10-KT for the ten months ended December 31, 2015 without charge. Upon your request, we will provide you with a copy of the exhibits. You may be responsible for our reasonable expenses in furnishing such exhibits. You can also access our Annual Reports on Form 10-K and other periodic filings we make with the Securities and Exchange Commission from the EDGAR database at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Trinity Place Holdings Inc., 717 Fifth Avenue, Suite 1303, New York, New York 10022 or by calling (212) 235-2190. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials at the Company’s 2017 annual meeting of stockholders, it must be received at our principal executive offices, 717 Fifth Avenue, Suite 1303, New York, New York 10022, Attention: Corporate Secretary, not later than January 5, 2017. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 21, 2017, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and therefore our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s annual meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

0

TRINITY PLACE HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Matthew Messinger and Steven Kahn as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Trinity Place Holdings Inc. held of record by the undersigned on April 25, 2016, at the Annual Meeting of Stockholders to be held at the New York offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas, New York, New York 10036, on June 16, 2016, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

TRINITY PLACE HOLDINGS INC.

June 16, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABLITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2016:

You may access and download copies of Trinity Place Holdings Inc.'s 2015 Transition Report on Form 10-KT for the period from March 1, 2015 to December 31, 2015 and 2016 Proxy Statement at http://www.trinityplaceholdings.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 061616

YOUR BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Alexander C. Matina
- ○ Marina Shevyrtalova

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Transition Report on Form 10-KT for the period from March 1, 2015 to December 31, 2015.

THIS PROXY CARD, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED AS INSTRUCTED, OR IF NO INSTRUCTION IS GIVEN, IT WILL BE VOTED "FOR" ITEMS 1 AND 2.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.